Exhibit 23





                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Datastream Systems, Inc.:

We consent to incorporation by reference in the Registration Statements on Forms S-8 of Datastream Systems, Inc. of our reports dated February 4, 2000, relating to the consolidated balance sheets of Datastream Systems, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports are incorporated by reference or appear in the December 31, 1999 annual report on Form 10-K of Datastream Systems, Inc.

                                                         /s/ KPMG LLP

Greenville, South Carolina
March 29, 2000